Exhibit 10.17

April 21, 2016

Rebecca Collins

Dear Rebecca,

American Traffic Solutions. Inc. (the “Company”) is extremely pleased to offer you employment. I hope to be welcoming you aboard soon! Before doing so, however, we want to set forth the terms and conditions that would govern your employment with the Company. While a bit formal, we find that putting the terms of an employment offer in writing helps avoid any future misunderstandings and makes for a more pleasant work relationship for all involved. So please review this offer letter carefully and feel free to let me know if you have any questions concerning it.

Your title will be Senior Vice President, General Counsel. We expect that you will begin no later than May 10, 2016. ATS reserves the right to perform background checks, not limited to credit, driving, and criminal records. This offer letter and your employment with ATS is contingent on the results of your background check. If discrepancies or issues in background information are reported, ATS reserves the right to rescind this offer of employment or terminate active employment if problematic background information is reported before or after your initial start date.

You will be reporting to me. Your responsibilities and reporting relationship may, of course, change over time.

As a Company employee, you will receive the following benefits:

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Compensation: The Company will pay you on an annual basis at a rate of $275,000.00 per year, equivalent to the rate of $10,576.92 on a bi-weekly basis (before applicable withholding and taxes) on the Company’s regular paydays. (All pay checks are issued one week in arrears). The Company may periodically review and adjust your salary. You will be classified as an exempt employee and thus not eligible for overtime compensation.

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Bonus: You will have the opportunity to participate in an ATS bonus plan, subject to and on the terms and conditions set forth in that plan, which base any bonus amounts on Company performance. Your Target Bonus is 50% of your annual salary for the applicable plan year. Following your start date, you will be provided with documents that outline the specific payment and eligibility criteria, including the financial components of the plan.

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Long Term Incentive Plan: You will receive a grant of 275,000 stock units under the Company’s current equity incentive plan applicable to executives of the Company, subject to Board Approval and on the terms set forth in that plan and in the applicable grant agreement, which will be provided to you.

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Comprehensive Leave: Upon starting employment, you will receive a prorated allotment of Paid-Time-Off (PTO) corresponding to your actual start date (anticipated to be no later than May 16, 2016), based on Company policies. For the calendar year 2016, it is anticipated that you will receive a total allotment of 88 PTO hours (11 days) upon hire. For the calendar year 2017, you will receive a total allotment of 136 hours (17 days). All PTO benefits are subject to and administered in accordance with the Company’s PTO policy and practices.

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Health Care, 401(k) Plan and Other Benefits: The Company currently has benefit plans covering things such as medical insurance, disability, and 401(k). You are eligible for medical benefits on your first day of employment (anticipated to be May 16, 2016). You are eligible to participate in the Company’s 401(k)plan, on the terms and condition set forth in that plan, on the first day of the month following 30 days of employment, which we anticipate to be July 1, 2016. Additional information concerning these benefits will be provided or is available upon request. If you accept this offer, make sure to review the Company’s benefits plans and policies so that you fully understand them. These policies and benefits may change at the Company’s discretion.

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Severance: In the event your employment is terminated by the Company without Cause, as defined below, or if you terminate your employment with the Company for Good Reason, also as defined below, in each case, subject to your execution (and, if applicable, non-revocation) of an agreement releasing all claims against the Company containing standard terms acceptable to the Company, the Company will pay your bi-weekly salary (as of the date of termination) and pay the premium required for you to continue group health insurance coverage under the Company’s plans pursuant to COBRA (at the coverage level selected by you as of the open enrollment period immediately preceding your last day of employment with the Company), each for the 12-month period immediately following your last day of employment with the Company.

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“Good Reason” means a change in authority, duties, responsibilities, reporting lines, or other action by the Company resulting in a material diminution of, or material alteration to, your position, which remains unremedied for the period of 30 consecutive days after you provide written notice to the Company’s Chief Operations Officer of the conditions you contend amount or give rise to Good Reason. The Company requests, as a matter of professional courtesy, that you provide three months’ advance notice of any voluntary resignation of employment.

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“Cause” means: (1) your being charged with a felony or misdemeanor criminal offense, other than a misdemeanor traffic offense; (2) your engagement in any act involving gross misconduct or dishonesty that is materially injurious to Company or any of its affiliates; (3) your willful and continued breach of, or failure substantially to perform under or comply with, any of the material terms and covenants of any written agreement with the Company or any of its affiliates; (4) your willful and continued breach of, or refusal or failure substantially to perform under, any policy or reasonable performance goals set by the Company or its affiliates with respect to your job duties or responsibilities, the operation of Company’s or its affiliates’ business and affairs, or the management of Company’s or its affiliates’ employees; (5) suspension or loss of your license to practice law in any jurisdiction in which you are admitted to practice (other than a temporary suspension related to failure to complete required continuing legal education requirements, which is thereafter cured by you within 90 days); or (6) you commit or have committed (or are reasonably believed by the Company to have committed) a breach of any laws or regulations which may affect or relate to the conduct of the Company’s or its affiliates’ business; provided, however, that with respect to (3) and (4) above, you will be provided notice of any misconduct and/or breach constituting Cause and given reasonable opportunity (not to exceed 30 consecutive days) to cure the misconduct and/or breach (unless such misconduct and/or breach is determined by the Company not to be susceptible to cure, in which case termination shall be deemed to be immediate), and provided further that such thirty (30) consecutive day cure period shall only be available for the first such misconduct and/or breach of the same or substantially similar type and subsequent misconduct and/or breach of the same or substantially similar type shall constitute Cause without regard to your subsequent cure of same.

Prior to your employment, you are required to be tested for illegal substances pursuant to the Company’s Substance Abuse Policy, which you must review and sign. You will also be required to sign the Company’s standard form of confidentiality agreement.

Your employment relationship with the Company will at all times be what is called “at will.” That is, even after accepting this employment offer, you will have the right to quit at any time, and the Company will have the right to end your employment relationship with the Company at any time; for any reason; with or without cause; or for no reason. Of course we hope everything works out for the best, but the Company wants to make sure that you understand that nothing in this letter or in any Company policy or statement (including any verbal statements made to you during negotiations about working at the Company) is intended to or does create anything but an at-will employment relationship. Only the Company’s Board of Directors may modify your at-will employment status, or guarantee that you will be employed for a specific period of time. Such modification must be in writing, approved by the Board of Directors, and signed by an authorized Company representative.

The offer reflected in this letter will remain open until April 25, 2016 unless revoked before then by the Company. To accept this offer, please carefully read the statement below, sign where indicated, and return the letter

1150 North Alma School Road, Mesa, Arizona 85201   ●   TEL 480.443.7000   ●   www.atsol.com

to me. Please let me know if you have any questions about the matters discussed in this letter, or otherwise. We sincerely hope that you will accept this offer, and we look forward to working with you.

Sincerely,

American Traffic Solutions, Inc.

/s/ David Roberts

David Roberts

President & COO

I understand, acknowledge, and agree to the terms and conditions of employment described in this letter and accept employment with the Company on these terms and conditions.

/s/ Rebecca Collins_____________ Rebecca Collins	4/21/16 Date

1150 North Alma School Road, Mesa, Arizona 85201   ●   TEL 480.443.7000   ●   www.atsol.com